Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevards

Allentown, PA 18195-1501

www.airproducts.com

Air Products Extends Term of Seifi Ghasemi as

Chairman, President and Chief Executive Officer

LEHIGH VALLEY, Pa. (November 14, 2017) – Air Products’ (NYSE: APD) Board of Directors announced today that it has entered an amended and restated employment agreement with Seifi Ghasemi, its chairman, president and chief executive officer. The new agreement extends Mr. Ghasemi’s term through September 30, 2022.

Mr. Ghasemi was named chairman, president and chief executive officer in 2014. He has led the Company through a transformation over the past three years to industry leading safety and financial performance.

Commenting on the Board’s action, Chad Deaton, lead director, said “Seifi is an extraordinary leader and strategist who has built strong relationships with customers, investors and employees based on his track record of consistently delivering on commitments. The Board is taking this action now to assure Air Products’ stakeholders that the company will have strong and stable leadership to continue the transformation that has been underway and deploy the Company’s significant investment capacity arising from its recent divestitures and strong cash flow.”

“It has been an honor to lead Air Products over the past three years, and I am excited about the opportunity to continue to work with this great team to secure Air Products’ place as the safest, most diverse and most profitable industrial gas company in the world, providing excellent service to our customers,” said Mr. Ghasemi.

About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company’s core industrial gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.

The Company had fiscal 2017 sales of $8.2 billion from continuing operations in 50 countries and has a current market capitalization of about $35 billion. Approximately 15,000 passionate, talented and committed employees from a diversity of backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com.

NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2016.

Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@aiproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.